Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS SECOND QUARTER

REVENUE OF $32.2 MILLION AND DILUTED EPS OF $0.13

NAPLES, Florida, August 3, 2006 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the for the three- and six-month periods ended June 30, 2006 as summarized below:

Summary of Second Quarter and Year-to-date Results

In millions, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	Change	2006	2005	Change
Net revenue	$32.2	$33.0	(2.4)%	$59.3	$61.6	(3.8)%
Station operating income (SOI - non-GAAP)	10.0	10.8	(8.1)%	17.3	17.4	(1.0)%
Operating income	7.2	8.1	(12.0)%	11.6	12.4	(6.3)%
Net income	3.2	3.8	(16.3)%	4.8	5.4	(11.4)%
Net income per diluted share	$0.13	$0.16		$0.20	$0.22
Diluted shares outstanding	24.1	24.3		24.3	24.4

The $0.8 million decline in revenue during the second quarter ended June 30, 2006 compared with the second quarter of 2005 primarily reflects the current radio advertising environment and a reduction in non-cash trade sales revenue at our radio stations, which accounted for approximately half of the total decline. The Company recorded year-over-year revenue gains from its Philadelphia, Ft. Myers, Boca Raton and Augusta clusters while revenue fell in the six other markets in which it operates.

The $1.0 million decline in second quarter 2006 operating income reflects the revenue decline, higher cost of services and $0.5 million of stock-based compensation expense that more than offset declines in selling, general and administrative expenses, corporate general and administrative expenses and depreciation and amortization expenses. In the 2005 second quarter the Company incurred $0.1 million of asset purchase agreement termination costs but had no expense for stock-based compensation.

Quarterly Station Operating Income (SOI), a non-GAAP financial measure, fell $0.9 million from the 2005 second quarter. Please refer to the “Calculation of SOI” and “Reconciliation of SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI, and a break down of stock-based compensation expense between the station and corporate levels.

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Beasley Broadcast Group, 8/3/06	page 2

Reported and same-station results were the same for the periods presented above, as no station acquisitions or dispositions were completed in the relevant periods.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “In the second quarter, Beasley Broadcast Group again exceeded the revenue guidance provided at the time we reported our first quarter results as we realized some initial benefits from operational, personnel and programming changes that we believe will result in continued improvements in future periods. Net revenues for the period reflect a decrease in trade sales revenue due to a company-wide effort to reduce the non-cash use of our station advertising inventory. This initiative accounted for half of the year-over-year decline in quarterly revenue levels. In addition, we continued to prudently manage expenses during the period as we limited operating expense growth to less than 1% over 2005 levels.

“We are fortunate to operate in relatively healthy regional economies where local advertisers continue to see value in radio advertising. A number of our stations are doing an excellent job of capturing the available revenue in their markets. As always, we continue to invest in our stations to keep them competitive and hope to report on financial progress in the periods ahead. In the meantime, reflecting our confidence in our assets and our station managers, during the second quarter ended June 30, 2006, the Company repurchased an additional 100,000 shares of Beasley Broadcast Group common stock and we have repurchased 190,000 shares in the year-to-date.”

Third Quarter 2006 Guidance

For the three-month period ending September 30, 2006, the Company anticipates reporting a net revenue decrease of 5% compared to the same period last year. This guidance assumes no material changes in economic conditions or extraordinary events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information

The Company will host a conference call and simultaneous webcast today, August 3, 2006, at 11:00 a.m. EDT to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/935-8599; please call five minutes in advance to ensure that you are connected prior to the presentation.

Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site or for 24 hours via telephone at 973/341-3080 (reservation #7610850).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 41 stations (26 FM and 15 AM) located in ten large- and mid-size markets in the United States. The Company expects to complete its pending acquisition of Las Vegas’ KDWN-AM shortly.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services (excluding depreciation and amortization), selling, general and administrative expenses, and stock-based compensation related to employees at our radio stations.

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Beasley Broadcast Group, 8/3/06	page 3

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes corporate-level costs and expenses, stock-based compensation related to stock grants to corporate employees, and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented as separate line items on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2005. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of August 3, 2006, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 8/3/06	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenue	$32,205,500	$33,011,479	$59,284,819	$61,647,662

Costs and expenses:
Cost of services (excluding stock-based compensation and depreciation and amortization) (1)	11,440,616	10,884,464	20,666,090	20,734,411
Selling, general and administrative (excluding stock-based compensation) (1)	10,782,272	11,295,228	21,257,339	23,469,601
Corporate general and administrative (excluding stock-based compensation)	1,704,825	1,834,815	3,480,554	3,467,033
Stock-based compensation (2)	454,233	—	923,570	—
Depreciation and amortization	668,241	723,716	1,362,952	1,466,114
Asset purchase agreement termination costs	—	141,449	—	141,449

Total costs and expenses	25,050,187	24,879,672	47,690,505	49,278,608
Operating income	7,155,313	8,131,807	11,594,314	12,369,054
Interest expense	(1,984,830)	(1,920,951)	(3,768,927)	(3,784,036)
Interest income	114,277	129,786	234,779	254,440
Other non-operating income (expense)	12,655	(73,979)	7,231	126,310

Income before income taxes	5,297,415	6,266,663	8,067,397	8,965,768
Income tax expense	2,127,655	2,478,899	3,267,071	3,550,444

Net income	$3,169,760	$3,787,764	$4,800,326	$5,415,324

Basic and diluted net income per share:	$0.13	$0.16	$0.20	$0.22

Basic common shares outstanding	24,057,497	24,236,547	24,080,981	24,235,766

Diluted common shares outstanding	24,104,701	24,291,863	24,253,255	24,423,467

(1)	We refer to our “Cost of services (excluding depreciation and amortization),” “Selling, general and administrative” and “stock-based compensation related to restricted stock grants to employees at our radio stations” together as our “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	On July 1, 2005, we began granting shares of restricted stock under our 2000 Equity Plan to certain employees and our directors and recorded $0.4 million and $0.8 million of stock-based compensation related to these grants during the three and six months ended June 30, 2006, respectively. In addition, effective January 1, 2006, we adopted SFAS 123(R) which requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. As a result of the adoption of SFAS 123(R), we recorded $0.1 million and $0.2 million of stock-based compensation during the three and six months ended June 30, 2006, respectively related to previous grants of stock options.

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Beasley Broadcast Group, 8/3/06	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	June 30, 2006	December 31, 2005
Cash and cash equivalents	$13,049	$16,279
Working capital	29,331	32,402
Total assets	280,073	280,817
Long term debt, less current installments	139,125	144,375
Total stockholders’ equity	88,146	87,998

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Six Months Ended June 30,
	2006	2005
Net cash provided by operating activities	$8,201	$5,660
Net cash used in investing activities	(2,181)	(498)
Net cash used in financing activities	(9,249)	(7,213)
Net decrease in cash and cash equivalents	(3,229)	(2,051)

Calculation of SOI - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenue	$32,205,500	$33,011,479	$59,284,819	$61,647,662
Station operating expenses	(22,222,888)	(22,179,692)	(41,923,429)	(44,204,012)
Station stock-based compensation	(31,882)	—	(96,767)	—

SOI	$9,950,730	$10,831,787	$17,264,623	$17,443,650

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
SOI	$9,950,730	$10,831,787	$17,264,623	$17,443,650
Corporate general and administrative	(1,704,825)	(1,834,815)	(3,480,554)	(3,467,033)
Corporate stock-based compensation	(422,351)	—	(826,803)	—
Depreciation and amortization	(668,241)	(723,716)	(1,362,952)	(1,466,114)
Asset purchase agreement termination costs	—	(141,449)	—	(141,449)
Interest expense	(1,984,830)	(1,920,951)	(3,768,927)	(3,784,036)
Interest income	114,277	129,786	234,779	254,440
Other non-operating income (expense)	12,655	(73,979)	7,231	126,310
Income tax expense	(2,127,655)	(2,478,899)	(3,267,071)	(3,550,444)

Net income	$3,169,760	$3,787,764	$4,800,326	$5,415,324

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